EXHIBIT 4.47

SECURITY 001

Guarantee Agreement

File Number: No,026 Year 2007 Zi 123010

Guarantor (hereinafter referred to as “Party A”): Beijing Origin State Harvest Biotech Limited.

Domicile: Zhongguancun Developement Plaza Area A 201, 12 Shangdi Xinxi Road, Haidian District, Beijing

Postal Code: 100085

Legal Representative (person in charge): Gengchen Han

Telephone: 58907520

Fax: 58907520

Lender (hereinafter referred to as “Party B”): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Domicile: No.28 Shangdi Xinxi Road, Haidian District, Beijing, China Construction Bank

Postal Code: 100085

Legal Representative (person in charge): Qi Xue

Telephone: 62967190

Fax: 62967190

Guarantee (hereinafter referred to as “Party A”): Beijing Origin State Harvest Biotechnology Limited

Lender (hereinafter referred to as “Party B”): China Construction Bank Corporation Beijing Shangdi Sub-Branch

In order to ensure the execution of the “Renminbi Capital Loan Contract” (hereinafter referred to as the “Master Contract”, contract no.: No.026 Year 2007 Zi 123010) between Beijing Origin Seed Limited. (hereinafter referred to as the “Master Contract Debtor”) and Party B, Party A agrees to provide guarantee to secure all the lender’s right under the Master Contract. According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Article 1 Scope of Guarantee

The scope of the guarantee hereof shall be 1as follows:

1. All debt set forth in the Master Contract, including but not limited, all of principal, interests(including compound interest and penalty interest), damages, compensation, any other amount paid to Party B by the debtor(including but not limited, related charges, telecommunication fees, incidental expenses, related bank charges refused to bear by the foreign beneficiary), fees of Party B realizing its creditor’ right and securities(including but not limited, fees of lawsuit, arbitration, property safekeeping, traveling, executing, evaluation, auction, notarization, delivery, bulletin and lawyer service etc.)

2. The principal(say) set forth in the Master Contract, and interests (including compound interest and penalty interest), damages, compensation, any other amount paid to Party B by the debtor(including but not limited, related charges, telecommunication fees, incidental expenses, related bank charges refused to bear by the foreign beneficiary), fees of Party B realizing its creditor’ right and securities(including but not limited, fees of lawsuit, arbitration, property safekeeping, traveling, executing, evaluation, auction, notarization, delivery, bulletin and lawyer service etc.)

Article 2 Mode of Guarantee

The mode of guarantee hereunder is guarantee of joint and several liability provided by Party A.

Article 3 Term of Guarantee

The term of Guarantee hereunder shall be commencing from the execution day hereto and ending on 2 years later following the termination of the Master Contract, In case of the renewal of the Debt agreed by Party A, the term of Guarantee hereunder shall be ending on 2 years later following the termination of the renewal agreement. If Party B announces the debt is mature in advance as provided in the Master Contract, then the term of Guarantee hereunder shall be ending on 2 years later following the date which Party B announces the debt is mature in advance. If the debt is settled in part, as to each debt, the term of Guarantee hereunder shall be ending on 2 years later following the last part of debt being settled.

Article 4 Independence of the Contract

The Contract shall be independent of the Master Contract. The invalidation of the Master Contract shall not impact the effectiveness of the Contract. In case the Master Contract is seemed to be invalid, Party A shall bear the guarantee of joint and several liability because of the debt of return of property or compensation for losses.

Article 5 Modification of the Master Contract

1. If the articles of the Master Contract is modified by the agreement between both parties(including but not limited the modification of currency for repaying, mode of repaying, loan account, repayment account, plan of using the money, plan of repaying the money, interests rising date, interests settling date, starting date or ending date of the term of the debt if the foresaid term is not extended), Party A agrees to bear the guarantee of joint and several liability for the debt of the changed Master Contract.

However, except Party A agrees in advance, if the term of the debt is extended or the amount of the principal is increased by the agreement between both parties, Party A shall only bear the guarantee of joint and several liability for the debt of the former Master Contract.

2. Party A’s guarantee liability shall not be reduced or exempted because of the follows:

(1) Party B or the debtor happens to be reform of the system, merge, acquisition, division, decreasing or increasing capital, association, changing company’s name;

(2) Party B consigns the third party to fulfill the obligations as provided in the Master Contract.

3. In case of the pending invalidation, invalidation, revoking, relief of the debt and creditor’s right of the Master Contract, Party A shall still bear the guarantee of joint and several liability for the debt as provided in the Master Contract.

Article 6 Guarantee liability

1. If the debt of the Master Contract is mature or Party B announces the debt is mature in advance as provided in the Master Contract or laws, or the debtor does not fulfill the debt enough on time, or the debtor breach the other agreement of the Master Contract, Party A shall bear the guarantee liability in the scope of the guarantee immediately.

2. Party A’s guarantee liability hereunder shall not be reduced and exempted, no matter whether the debt of the Master Contract to Party B is supported by other securities (including but not limited, Guarantee, Mortgage, Pledge, Credit Insurance, SBLC etc.), no matter when the foresaid securities is started, whether effective or not, whether Party B has claimed to other guarantors or not, and whether the third party agree to bear the whole and part of the debt of the Master Contract or not, and whether the other securities are provided by the debtor itself, Party B has right to ask Party A bear the guarantee liability in the scope of the guarantee in the Master Contract, Party A shall not give any objection.

3. If Party A only provides guarantee for the part of the debt of the Master Contract, then Party A agrees, if any, because of the repayment from the debtor, Party B realizing other security right or any other reasons causing the debt of the Master Contract to be settled in part, Party A shall still bear the guarantee liability for the remain debt in the scope of the guarantee of the Master Contract.

4. If Party A only provides guarantee for the partial debt of the Master Contract, and the debt of the Master Contract is still not repaid wholly after the guarantee is made, then Party A promises, to claim the subrogation to the debtor or other guarantors, which will not hurt party B’s interests, and agrees the debt of the Master Contract shall be settled prior to Party A realizing the subrogation of its own

Specifically, before the debt of Party B is settled wholly:

(1) Party A agrees, not to claim the subrogation of the debtor or other security; in case of any reason, Party A realizes the foresaid right, then Party A shall use the money to repay the debt not settled first;

(2) If the debt is supported with security in property, Party A agrees not to perform the subrogation or others to claim the collateral or the money of the disposal, Party A shall use the money to repay the debt not settled first;

(3) If the debtor or other security provides countersecurity for Party A, then Party A shall use the money from the foresaid countersecurity to repay the debt not settled first;

5. Party A has been aware of the risk of the foreign exchange rate. If Party B adjusts the interest rate, mode of interest calculation and settlement in accordance with the policy of the interest rate and the Master Contract, which causes the debtor repaying more interest, penalty interest, compound interest, then Party A shall bear the guarantee liability for the additional part.

6. Except the debt of the Master Contract, if the debtor bear the other mature debt to Party B, then Party B has right to transfer and deduct any amount in any currency from the account opened by the debtor at China Construction Bank’s system to repay any mature debt first, and Party A’s guarantee liability shall not be reduced and exempted.

Article 7 Other obligations of Party A

1. Party A shall supervise the debtor’s use of the money (including the purpose of the use), and accept the supervision of Party A’s finance, assets and operation from Party B, and provide the relevant information, documents, materials, and guarantee them accurate, actual, integrity and effective; Party A shall not provide securities beyond its capability for the third party.

2. If it happens to commits contracting, consignment, leasing, reform with the stock system, decreasing the register capital, investment, association, merger, acquisition, purchase and recombination, joint venture, application for suspending business for internal rectification, application for dissolution, being revoke, application for bankruptcy, change of shareholder/actual controller or transfer of big assets, winding-up, closed, highly penalty by competent authorities, deregistered, revoked its business license, part of big legal dispute, suffering from financial losses of operation and manufacture, non-execution of its responsibilities by legal representative, or other reasons cause losing its capacity of guarantee, Party A shall give Party B a written notice immediately and confirm the burden, transfer or succession of the guarantee liability hereunder as Party B required, or provide a new security.

3. To notify Party B in writing of any change in its name, legal representative (person in charge), domicile, business scope or registered capital or company charter within 30 business days after the changing and shall attach the relevant materials changed.

Article 8 Other obligations of Party A

1. Transfer of the payable money

As to all Party A’s payable money hereunder, Party B has right to transfer the money in currency of RMB or any others in Party A’s account opening at CCB without informing Party A in advance. Party A shall be obligated to assist Party B to go through the procedures of settling and selling foreign exchange or purchasing and selling foreign exchange if any, Party A shall bear the risk of foreign exchange rate.

2. Use of Party A’s Information

Party A agrees, Party B apply to the People’s Bank of China and its competent department of credit for approval of setting up a credit data-base, or to relevant authorities and departments for searching Party A’s credit; Party B provides Party A’s information for the credit data-base approved by the People’s Bank of China and its competent department of credit, and fair use and disclose Party A’s information as Party B’s business required.

3. Public Notification for Urging Repayment

Upon the occurrence of delay of repaying the principal and interest or any of the events of default set forth hereunder, Party B has right to report to the competent authorities and department, and has right to report to mess media.

4. Evidential Force of Party B’s Record

It shall be composed of certain evidences effectively proofing the creditor’s right relations between both parties that Party B’s internal financial record of principal, interests, fees and repaying record, and Bill and Voucher executed and kept by Party B regarding Party A’s drawings, repaying, repayment of interests, and Record and Voucher Party B urging the loan, unless otherwise there will be believable and assured opposite evidences.

5. Some Rights Reserved

Party B’s right hereunder shall not impact and exclude any right Party B entitled by laws and regulations and other contracts. It shall not deem to be surrender of right and interests hereunder or permission of breach of the contract if any tolerance, period grace, preference of breach of contract or delay performing the right hereunder. It shall not limit, hinder, and obstruct to perform ahead the foresaid right and other right. So it shall not cause Party B being responsible for Party A as well.

If Party B does not perform or delay to perform any right or not use the remedy enough of the Master Contract, Party A’s guarantee liability shall not be reduced and exempted, but if Party B reduces and exempts the debt, Party A’s guarantee liability shall be reduced and exempted correspondingly.

6. Dissolution or bankruptcy of the debtor

After learning of dissolution or bankruptcy of the debtor, Party A shall notify Party B to apply for its creditor’s right, and meanwhile engage in the procedures of dissolution or bankruptcy immediately, and perform the subrogation in advance. If Party A does know and shall know the debtor engaging in the procedures of dissolution or bankruptcy, but not perform the subrogation in advance, Party A shall bear the loss.

In spite of paragraph 5 item 2 in this article, in the course of the bankruptcy, if Party B enters into a compromise agreement with the debtor, or agree the plan of recombination, Party B’s right hereunder shall not be impaired by the agreement and the plan, Party A’s guarantee liability shall not be reduced and exempted. The agreement and the plan of Party A shall not be against Party B’s claim. As to the remain payable debt because of the concession to the debtor made by Party B in the agreement and the plan, Party B has right still to ask Party A to repay in the future.

7. Party A’s dissolution or bankruptcy

Party B has right to engage in the liquidation and bankruptcy of Party A and apply for a claim, if Party A happens to be in liquidation and bankruptcy, the creditor’s right is still not mature in the Master Contract if any.

8. Party A shall give a written notice to Party B as soon as possible, if Party B’s mail address or contact is changed, otherwise Party A shall bear the loss because of the failure of the foresaid notice.

9.	Settlement of Dispute

Any dispute arising from the performance of this Contract may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to (1) below:

(1)	to bring a lawsuit at the People’s Court where Party B’s domicile is located; or

(2)
to submit the dispute to [intentionally left blank] Arbitration Commission (the place of arbitration is [intentionally left blank]) for arbitration according to its arbitration rules then effective at the time of submission. The arbitration award shall be final and binding on the two Parties.

In the course of lawsuit or arbitration, the Parties shall continue to perform those provisions in this Contract which are not under dispute.

1o. Effectiveness of this Contract

This Contract shall become effective after it is signed by Party A’s legal representative (person in charge) or authorized representative and stamped with its corporate seal and signed by Party B’s person in charge or authorized representative and stamped with its corporate seal.

11. This Contract shall be made in four counterparts.

12. Other Matters Agreed

[intentionally left blank]

[intentionally left blank]

Article 9 Party A’s Statement and Representations

1.	Party A is fully aware of Party B’s business scope and scope of authority.

2.
Party A has perused each clause in this Contract. As requested by Party A, Party B has explained correspondingly clauses in this Contract. Party A is fully aware of and understands the meaning and corresponding legal consequences of each clause in this Contract.

3.
Party A shall execute and fulfill the obligation hereunder in accordance with laws, regulations, rules and company charter or internal organizational documents, as well as obtain the approval of the internal competent department of company or the national competent authorities.

4.
Party A confirms it has been fully aware of the assets, debt, operation, credit, honor of the debtor, whether it has capacity and limitation of executing the Master Contract or not, and all of the content of the Master Contract.

Party A (corporate seal): Beijing Origin State Harvest Biotech Limited.

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han

/s/ CORPORATE SEAL

November 13 , 2007

Party B (corporate seal): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Legal representative (person in charge) or authorized representative (signature):

/s/ Qi Xue

/s/ CORPORATE SEAL

November 13 , 2007